EXHIBIT 16

December 16, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for j2 Global Communications, Inc. (the Company) and, under the date of February 15, 2002, we reported on the consolidated financial statements of the Company as December 31, 2001 and 2000, and for each of the years in the three period ended December 31, 2001. On December 11, 2002, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4 of its Form 8-K dated December 16, 2002, and we agree with such statements, except that (1) we are not in a position to agree or disagree with the Company’s stated reasons for changing principal accountants, (2) we are not in a position to agree or disagree with the Company’s statement that the change was recommended and approved by the audit committee of the board of directors, and (3) we are not in a position to agree or disagree with the Company’s statement that Deloitte & Touche LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP